FOR IMMEDIATE RELEASE	Company Contacts
Media: Valerie Dolenga
(847) 230-5266
Email: Valerie.dolenga@pultegroup.com
Investors: Jim Zeumer
(248) 433-4502
Email: jim.zeumer@pultegroup.com

PULTEGROUP ANNOUNCES PLANS TO RELOCATE CORPORATE OFFICES IN 2014

Company to Move Corporate Functions to Atlanta, Ga. and
Maintain Michigan-Based Homebuilding Operations in Bloomfield Hills, Mich.

Bloomfield Hills, Mich., May 31, 2013 - PulteGroup, Inc. (NYSE: PHM) announced today that in 2014 it will relocate its corporate offices to Atlanta, Ga. from its current location in Bloomfield Hills, Mich. The Company’s Michigan-based homebuilding operations will remain in Oakland County, Mich. and continue to provide outstanding sales and service in the Michigan market.

“We have historically managed our growth from Michigan, but the Company has reached a point where we must pursue a strategy that better fits with the long-term growth trends for our company and industry. This relocation will bring us closer to our customers and a larger portion of our investment portfolio,” said Richard J. Dugas, Jr., PulteGroup Chairman, President and CEO. “This was not an easy decision but I am confident that it is the right choice, at the right time, for the ongoing success of the organization.”

In 2012, PulteGroup’s operations in Northern Virginia down through Florida represented 37 percent of its home closings and 43% of the Company’s year-end invested capital. PulteGroup has previously announced plans to increase its authorized investment in land and development for 2013 and 2014 to $1.4 billion, compared with the $924 million invested in 2012. Consistent with multi-year trends, the Company plans to continue investing in its homebuilding operations throughout the southeast, in addition to its other markets throughout the country going forward.

“By announcing the decision a year in advance, we can work more closely with each employee and help facilitate an easier transition and more seamless relocation to a new facility,” said James Ellinghausen, Executive Vice President, Human Resources. “It is too early to determine how many employees will ultimately assume positions in Georgia, but for those individuals who do not relocate we will offer a very fair severance package and related outplacement services to help locate a new position in Michigan as the surrounding economy continues to improve.”

PulteGroup employs approximately 380 individuals in the state of Michigan of which 54 work in its local homebuilding operations and are unaffected by the move. When fully staffed, the Company expects 300 to 350 employees at its corporate offices in Georgia.

PulteGroup is one of the nation’s largest homebuilders, employing approximately 3,400 individuals across 28 states. The Company was founded in Michigan in 1950 by William J. Pulte, who retired from the business in March 2010. In 2000, approximately 72 percent of the Company’s business investments were located outside of its Michigan and related Midwest markets. The re-weighting of its portfolio to south and west has continued, as the Company’s investments outside of its Michigan and Midwest markets increased to 92 percent in 2012.

Forward-Looking Statements
This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to continuing adverse conditions in the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup
PulteGroup, Inc. (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America's largest homebuilding companies with operations in approximately 55 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes and Del Webb, the company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and new homes designed for the way people actually live today. As the most awarded homebuilder in customer satisfaction, PulteGroup brands have consistently ranked among top homebuilders in third-party customer satisfaction studies.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; and www.delwebb.com.

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